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                                                                    EXHIBIT 99.6

                               AMENDMENT NO. 5 TO
                      PROFIT SHARING PLAN FOR EMPLOYEES OF
               TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS
                        RESTATED EFFECTIVE APRIL 1, 1999

         WHEREAS, TRINITY INDUSTRIES, INC., a Delaware corporation (the "Company"), has heretofore adopted the PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS RESTATED EFFECTIVE APRIL 1, 1999 ("the Plan"); and


         WHEREAS, pursuant to those provisions of the Plan permitting the Company to amend the Plan from time to time, the Company desires to amend the Plan in certain respects as hereinafter provided;

         NOW THEREFORE, the Plan is hereby amended as follows:

         1. Effective for Plan Years beginning April 1, 2001, section 2.01 is hereby amended by revising paragraph (h) thereof to be and read as follows:

         "(h) COMPENSATION: The total of all amounts paid to a Participant by the Employer for personal services as reported on the Participant's Federal Income Tax Withholding Statement (Form W-2) plus any salary reduction amounts described in Section
                  4.02 hereof and any amounts not included in the Participant's gross income pursuant to Section 125 of the Code, plus for Plan Years beginning on and after April 1, 2001, and solely for purposes of applying the limitations described in Section 5.03(a) of the Plan, compensation paid or made available to a Participant that is not includible in the gross income of the Participant by reason of Code Section 132(f)(4), but excluding
                  (i) any other contributions made under this Plan or any other plan of deferred compensation, (ii) tuition reimbursement payments, (iii) moving expense payments, (iv) excess life insurance imputed income, (v) income from nonqualified stock options, (vi) automobile allowance payments, (vii) medical allowance payments, (viii) safe driving bonuses, (ix) employee awards, (x) lodging allowance payments, (xi) tool allowance payments, (xii) road expense reimbursement payments, (xiii) commuting allowance payments, (xiv) meal allowance payments,
                  (xv) third-party sick pay, (xvi) attendance/safety bonuses;
                  (xvii) travel allowances, (xviii) company automobile; (xix) executive perquisites; and (xx) such other similar amounts as

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                  the Committee may from time to time exclude in its sole
                  discretion; provided, however, that for purposes of determining benefits hereunder, the total Compensation of a Participant to be taken into account for a given Year shall not exceed $150,000.00 (as automatically increased in accordance with Treasury Department regulations to reflect cost of living adjustments). Notwithstanding the preceding, for purposes of discrimination testing under Sections 401(a)(4), 401(k), 401(m) and 410(b) of the Code, Compensation shall be determined without excluding the items described in clauses (ii) through (iv), (vi) through (xi) and (xiii) through (xix) of this paragraph."

         2. Effective January 1, 2002, section 2.01 is hereby amended by revising paragraph (nn) thereof to be and read as follows:

         "(nn) YEAR or PLAN YEAR: The 12-month period ending on March 31 of each year. Notwithstanding the preceding provisions of this paragraph (nn), effective January 1, 2002 the YEAR or PLAN YEAR shall be the calendar year, from January 1 through December 31."

         3. Effective December 31, 2001, section 2.01 is hereby amended by adding at the end thereof the following new paragraph (oo):

         "(oo) SHORT PLAN YEAR: The period of time from April 1, 2001 through December 31, 2001."

         4. Effective October 26, 2001, Article III of the Plan is hereby amended by adding at the end of thereof the following new Section 3.10:

"3.10 Special Rules for Employees of Thrall Car Manufacturing Company or Duchussois Industries, Inc.

         Notwithstanding any provision to the contrary herein contained, the following special rules shall apply with respect to any Employee of Thrall Car Manufacturing Company or Duchussois Industries, Inc. who immediately prior to October 26, 2001 was compensated on a salaried basis and was a participant in, or eligible to participate in, the Thrall Car Manufacturing Company Salaried Employees' Retirement Saving Plan (the `Thrall Plan'):

         (a) Such Employee shall have been eligible to become a Participant in the Plan on October 26, 2001; and

         (b) For purposes of determining such Employee's `vested percentage' under Section 6.03(b) hereof, such Employee shall receive credit for Service with respect to periods of employment with Thrall Car Manufacturing Company or Duchussois Industries, Inc. prior to October 26, 2001, as determined in accordance with the Thrall Plan or the Plan, whichever shall provide the greater benefit.

                                       2

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         Each Employee of Thrall Car Manufacturing Company or Duchussois
         Industries, Inc. who immediately prior to October 26, 2001 was compensated on a salaried basis and not a participant in, or eligible to participate in, the Thrall Plan shall be eligible to become a Participant in this Plan on the date on which he satisfies the requirements of Section 3.01 hereof, except that such Employee shall be credited with Service with respect to periods of employment with Thrall Car Manufacturing Company or Duchussois Industries, Inc. completed prior to October 26, 2001."

         5. Effective December 31, 2001, section 4.01 is hereby amended by revising paragraph (b)(1) thereof to be and read as follows:

         "(b)     Additional Matching Contribution --

                  (1) In General. For each Year, each Employer shall make an additional contribution on behalf of each of its Employees for whom a contribution was made pursuant to paragraph (a) of this Section 4.01; provided, however, that no such additional contribution shall be made prior to the first day of the calendar quarter following the date on which such Employee completes one (1) year of Service. Such contributions shall equal an amount which, when added to the Forfeitures which have become available for application as of the end of the Year pursuant to
                           Section 4.03 hereof, will be sufficient to credit each such Participant's Employer Contribution Account with an amount equal to a percentage of that portion of the Participant's salary reduction for such Year pursuant to 4.02 hereof which does not exceed six percent (6%) of his Compensation for such Year, based on his years of Service as follows:

 Years of Service              Applicable Percentage
 ----------------              ---------------------
Less than 1                              0%
1 but less than 2                       25%
2 but less than 3                       30%
3 but less than 4                       35%
4 but less than 5                       40%
5 or more                               50%

                           For purposes of determining a Participant's additional matching contribution under this paragraph
                           (b)(1), (i) if a Participant's Employment
                           Commencement Date is any date after January 1, 2001 and on or before March 31, 2001, and such Participant is employed by an Employer as of the last day of the Short Plan Year, he shall be credited with a year of Service for such Short Plan Year.

                           Notwithstanding the preceding provisions of this paragraph (b), no portion of a Participant's salary reduction shall be taken into account for purposes of this computation if, prior to the end of such Year, such portion (including any portion constituting a deemed distribution pursuant to Section 6.06(c) hereof) is withdrawn by, or otherwise distributed to, the Participant prior to the Participant's attainment of age fifty-nine and one-half (59-1/2), or if such portion represents one or more contributions pursuant to paragraph (a) of this Section 4.01 made

                                       3

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                           prior to the first day of the calendar quarter
                           following the date on which such Participant completes one (1) year of Service.

                           For any Year, the Employers may decline to make any portion of the contribution specified in this paragraph (b) if the Employers determine that such action is necessary to ensure that the discrimination requirements of Section 401(a)(4) of the Code, as amended, or the discrimination tests of Section 401(m) of the Code, as amended, are satisfied; or, alternatively, in the case of a violation of the discrimination tests of such Section 401(m), the Employers may direct the Trustee to distribute "excess aggregate contributions" (as defined in Section 401(m)(6)(B) of such Code), to the Participants by or on whose behalf such contributions were made by the last day of the following year. All additional matching contributions of the Employers shall be paid to the Trustee and payment shall be made not later than the time prescribed by law for filing the consolidated Federal income tax return of the Employers, including any extensions which have been granted for the filing of such tax return."

         6. Effective for Plan Years beginning April 1, 2001, section 5.03 is hereby amended by revising paragraph (a) thereof to be and read as follows:

         "(a) Notwithstanding anything contained herein to the contrary, the total additions made to the Salary Reduction Account and Employer Contribution Account of a Participant for any Year shall not exceed the lesser of (1) or (2), where --

                  (1) is the greater of $30,000 (or such greater amount as permitted under Internal Revenue Service rulings to reflect increases in the cost-of-living); and

                  (2) is 25% of the Participant's total compensation for such Year.

                  For purposes of this Section 5.03, a Participant's 'total compensation' includes earned income, wages, salaries, fees for professional service and other amounts received for personal services actually rendered in the course of employment with his Employer (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) but excluding the following: (i) Employer contributions to a plan of deferred compensation to the extent contributions are not included in the gross income of a Participant for the taxable year in which contributed, or on behalf of a Participant to a simplified employee pension plan under Section 219(b)(7) of the Code, and any distributions from a plan of deferred compensation whether or not includible in the gross income of the Participant when distributed, provided that a Participant's 'total compensation' shall include his Salary Reduction Contributions and compensation paid or made available to the Participant that is not includible in the gross income of the Participant by reason of Code Sections 125, 457, or 132(f)(4); (ii) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by a Participant becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (iii) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock

                                       4


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                  option; and (iv) other amounts which receive special tax
                  benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in Section 403(b) of the Code (whether or not the contributions are excludible from the gross income of the Participant)."

         7. Effective October 26, 2001, Section 6.06 is hereby amended by revising paragraph (e) thereof to be and read as follows:

         (e) No loan shall be made in an amount less than $1,000. In addition, with respect to a Participant, no more than two loans may be outstanding at any time; provided that, in the case of a Participant who makes a direct transfer to this Plan of eligible rollover amounts pursuant to Code Section 401(a)(31), if such transfer consists of amounts to the credit of such Participant under the Thrall Plan described in Section
                  3.10 hereof and includes the unpaid balances of any loans made under such Thrall Plan, then, with respect to such Participant, the total number of loans outstanding hereunder shall be the greater of (i) two (2) or (ii) the total number of such transferred loans.

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         IN WITNESS HEREOF, the Company has caused this instrument to be executed in its name and on behalf of this 31 day of December, 2001, effective as the dates noted above.

                                          TRINITY INDUSTRIES, INC.

                                          By: /s/ Andrea F. Cowan
                                              ----------------------------------

                                          Title: Vice President, Shared Services

ATTEST:

/s/ Michael Fortado